================================================================================


                            ASSET PURCHASE AGREEMENT


                                 By and Between



                                    SPSS INC.



                                       and



                                 DATASTAT, S.A.



                          Dated as of December 23, 1999


================================================================================









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                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated as of December 23, 1999 (the "Agreement"), by and between DataStat, S.A., a corporation organized under the laws of Luxembourg ("DataStat") and SPSS Inc., a Delaware corporation ("SPSS").

                              W I T N E S S E T H:

     WHEREAS, DataStat is engaged in the business of developing and distributing software, including its VerbaStat computer software products ("VStat"); and

     WHEREAS, SPSS also is engaged in the business of developing and distributing software; and

     WHEREAS, DataStat desires to sell to SPSS, and SPSS desires to purchase from DataStat, certain of DataStat's assets relating to Vstat exclusively;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                           TERMS OF PURCHASE AND SALE

     1.1 Purchase and Sale. Except as set forth below or in Section 1.4 and subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), DataStat hereby agrees to sell, convey, assign, transfer and deliver to SPSS, and SPSS hereby agrees to purchase and accept from DataStat, all of DataStat's assets exclusively relating to and comprising VStat, namely a software package for data entry, classification and coding of open-ended responses in the framework of the survey process, including, but not limited to all intellectual property related to its current and future development, sales and related cash and accounts receivable generated from and after the effective date of this Agreement as contemplated in Section 1.2 hereof (the "Effective Date"), assets, software, deposits and properties of every kind, character and description, whether tangible, intangible, or personal, and wherever located (collectively, the "Assets"). SPSS hereby grants to DataStat, for no additional consideration, one three-user license to use the VStat software or any upgraded versions thereof, which use shall be limited to DataStat's in-house survey tabulation business, and shall in no circumstances include any right to sell the VStat software or include or incorporate the VStat Software (except for the "Keyword Search" methodology) in any product or application sold, leased or licensed by DataStat to any third party, and DataStat shall not assign or convey any such rights, in whole or in part, to any third party. The Assets shall include, but not be limited to, the following:



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          (a)  all computer program code (in all media) and VStat materials and program documentation, and all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of VStat computer code and VStat program documentation and materials in any and all languages (the "Technical Documentation"); provided, however, that on the Closing Date, DataStat shall deliver versions 4.1 and 5 of the VStat computer program code and related technical manuals, and all other Technical Documentation shall be delivered by DataStat to SPSS within 30 days of the Closing Date;

          (b) with respect to VStat, all of DataStat's rights and benefits (but excluding, unless otherwise specifically provided herein, all duties and obligations arising prior to the Closing Date) relating to contractual rights, sales representative agreements, distributor agreements, OEM agreements, license agreements, vendors' warranties on VStat inventory, orders on the books and work-in- process existing on the Closing Date with respect to VStat, and other commitments or arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of VStat computer program code and related technical or user documentation (the "Contracts").

          (c) the name "VerbaStat" and any trade names, trademarks and service marks related thereto (including registrations, licenses and applications pertaining thereto), whether registered or at common law, together with all goodwill associated therewith with the exception of the same relating to the name "DataStat";

          (d) with respect to VStat, all of DataStat's parts lists, vendor lists, customer lists, catalogues, promotion lists and marketing data and other compilations of names and requirements, and trade secrets and other material information used by DataStat with respect to VStat; provided, however, that prior to the Closing Date, DataStat delivered to SPSS its lists of current and prospective customers, and all other information referenced in this subsection 1.1(d) shall be delivered by DataStat to SPSS within 30 days of the Closing Date;

          (e) with respect to VStat, all of DataStat's computer programs, designs, processes, drawings, schematics, blueprints, copyrights, copyright applications, inventions, processes, know-how, or trade

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               secrets or proprietary information related to VStat with the exception of all rights, including rights in patents and patent applications, in a data extraction method used in VStat more precisely described in the Belgian patent application of November 25, 1999, n(degree)09900767 and generally referred to as the "Keyword Search" methodology; provided, however, that DataStat hereby grants to SPSS, for no additional consideration, a perpetual, non- exclusive license to use the source code of "Keyword Search" and such methodology in any way SPSS desires, including, without limitation, the modification or enhancement thereof or the inclusion or incorporation of such source code or methodology in any current or future products or applications of SPSS or its subsidiaries or affiliates. Notwithstanding anything herein to the contrary, SPSS has the right to transfer or assign such license to any third party that acquires the VStat business from SPSS or acquires all or substantially all of the stock of SPSS without the consent of DataStat, it being understood and agreed that such license shall be binding upon DataStat and its successors and assigns, and shall inure to the benefit of SPSS and its successors and assigns. Notwithstanding the foregoing, SPSS shall not sell the "Keyword Search" methodology as a stand-alone product without DataStat's consent.

     1.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Ross & Hardies, 150 N. Michigan Avenue, Chicago, Illinois on December 23, 1999 (the "Closing Date") or at such other place or time as the parties may agree and, for all purposes, shall be deemed to be effective as of the close of business on December 23, 1999. Signatures delivered by facsimile transmission shall be deemed original.

     1.3 Purchase Price. Upon satisfaction of all of the terms and conditions set forth in this Agreement, SPSS shall deliver the Purchase Price consisting of ONE MILLION AND NO/100 U.S. DOLLARS (U.S.$1,000,000.00), to be paid in twelve quarterly installments the first eleven of which shall be EIGHTY THREE THOUSAND THREE HUNDRED THIRTY-THREE AND 33/100 U.S. DOLLARS (U.S.$83,333.33) and the twelfth of which shall be EIGHTY THREE THOUSAND THREE HUNDRED THIRTY-THREE AND 40/100 U.S. DOLLARS (U.S.$83,333.40). SPSS shall pay an installment on the last day of each of January, April, July and October of each calendar year following the Closing Date (each, a "Payment Date"), until the Purchase Price is paid in full; provided, however, that the first installment shall be paid in advance on the Closing Date. In no event shall SPSS pay any installment later than fifteen days after any Payment Date. SPSS shall make such payments by check payable to "DataStat" at the DataStat address in Section 11.4 or to the order of any other payee designated by DataStat; provided, however,

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that payments made at DataStat's request to any payee other than DataStat shall be deemed payment to DataStat.

     1.4 Assumption of Liabilities and Obligations. SPSS agrees that, effective upon the Closing, it shall assume no liabilities and obligations of DataStat related to the Assets except those accruing after the Closing Date relating to contracts set forth in SCHEDULE 2.12 which are actually assumed by SPSS (collectively, the "Assumed Liabilities"). SPSS shall assume only those duties and obligations of DataStat arising or accruing thereunder after the Closing Date and SPSS shall have no other duty or obligations. It is expressly understood and agreed that, except for the Assumed Liabilities, SPSS shall not be liable for any of the liabilities of DataStat or the VStat business not constituting Assumed Liabilities (hereinafter, collectively, the "Excluded Liabilities").

     Unless specifically stated to the contrary, this Agreement shall not constitute an agreement or an attempted agreement to transfer, sublease or assign any Assumed Liability or any claim or right arising thereunder or resulting therefrom if any such attempted transfer, sublease or assignment, without the consent of any other party thereto, would constitute a breach of such Assumed Liability or in any way affect the rights of SPSS thereunder. DataStat shall, between the date hereof and the Closing and, if requested by SPSS, after the Closing, use all reasonable efforts to obtain the consent of any such party to the transfer, sublease or assignment thereof by DataStat to SPSS hereunder in all cases in which such consent is required for transfer, sublease or assignment. If any such consent is not obtained, or if any attempted assignment thereof would be ineffective or would affect the rights of DataStat thereunder such that SPSS would not in fact receive all rights related to an Assumed Liability, DataStat shall, with the reasonable assistance of SPSS, at DataStat's expense, perform such Assumed Liability for the account of SPSS or otherwise cooperate with SPSS at DataStat's expense in any arrangement necessary or desirable to provide for SPSS the benefits under any such Assumed Liability, including, without limitation, enforcement for the benefit of SPSS of any and all rights of DataStat against the other party thereto arising out of the breach, termination or cancellation of such Assumed Liability by such other party or otherwise. With respect to those Assumed Liabilities that are license agreements as to which licensee consent is required for DataStat to assign such license agreements to SPSS, (i) SPSS shall and hereby does grant DataStat such licenses as DataStat requires to be in compliance with such license agreements and (ii) DataStat and SPSS shall enter into good faith negotiations with such licensee for the assignment of such license agreement to SPSS.

     1.5 Liabilities Not Assumed. Pursuant to Article X, DataStat shall indemnify, defend and hold SPSS harmless from all Excluded Liabilities and DataStat's legal fees and other expenses incurred in connection with the transactions contemplated hereby, and all claims, suits, actions, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) arising therefrom or from any failure by DataStat to pay or discharge such liabilities and obligations as and when they become due.

     1.6 Taxes. SPSS shall not be responsible for, or suffer a reduction in assets to be received by it for, any income, sales, use, value added, excise or other taxes of any kind

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whether arising before, after or as a result of this purchase, relating solely to DataStat's ownership of the Assets or the consummation of the transactions contemplated hereby; provided, however, that SPSS shall be responsible for all U.S. federal and state taxes which are imposed on SPSS as a result of the consummation of the transactions contemplated hereby (but not including any U.S. federal or state taxes imposed on DataStat for activities of DataStat prior to the Closing Date).


                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF DATASTAT

     As of the date hereof and as of the Closing Date, DataStat represents and warrants to SPSS as follows:

     2.1 Organization and Qualification. DataStat is a corporation duly organized, validly existing and in good standing under the laws of Luxembourg and has the corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, to own or lease the Assets which it presently owns or leases and to carry on its business as presently conducted. DataStat is duly licensed or qualified to do business as a foreign corporation, and is in good standing in every foreign jurisdiction in which it is required to be so licensed or qualified.

     2.2 Authority. DataStat has full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action on the part of the Board of Directors of DataStat and no other proceedings (shareholder, corporate or otherwise) on the part of either DataStat or its shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the other agreements contemplated by this Agreement have been duly and validly executed and delivered by DataStat, and each constitutes a legal, valid and binding agreement of DataStat, enforceable against DataStat in accordance with their respective terms, except as their obligations thereunder may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2.3 Consents and Approvals. There is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for DataStat to consummate the transactions contemplated hereby and fully perform its obligations hereunder.

     2.4 Absence of Conflicts. The execution, delivery and performance by DataStat of this Agreement and the consummation by DataStat of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which DataStat is subject, (ii) violate any order, judgment or

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decree applicable to DataStat, (iii) conflict with or result in a breach or default under any term or condition of the Articles of Incorporation or By-Laws of DataStat, or any agreement or other instrument to which DataStat is a party or by which it is bound, or to which any of the Assets are subject, (iv) result in the creation or imposition of any lien, pledge, claim, security interest or encumbrance of any nature whatsoever on the Assets, (v) have a material adverse effect upon the Assets or the Assumed Liabilities, or (vi) cause, or give any person grounds to cause, the maturity of the Assumed Liabilities to be accelerated.

     2.5 Customer List. Schedule 2.12 contains the list of key DataStat customers and license fees associated therewith relating to the Assets as of the Closing Date. DataStat shall provide a complete customer list to SPSS no later than January 31, 2000.

     DataStat is not in default in respect of any term or condition of any indebtedness or liability relating to the Assets. There are no facts in existence and known to DataStat which might reasonably serve as the basis for any liabilities or obligations of DataStat relating to the Assets not disclosed in this Agreement, other than liabilities incurred or to be incurred in the ordinary course of business.

     2.6 Absence of Undisclosed Liabilities. DataStat does not have any liabilities or obligations relating to the Assets, whether accrued, absolute or contingent, determined or undetermined, known or unknown, or whether due or to become due (including, without limitation, obligations as guarantor). DataStat knows of no basis for the assertion of any claim or liability relating to the Assets or the business of DataStat, and is not aware of any occurrence or fact that has or might have an adverse effect upon the Assets or DataStat's business relating thereto.

     2.7 Absence of Certain Changes or Events. Since November 30, 1999, there has not been (a) any material damage, destruction or casualty loss to the Assets (whether covered by insurance or not) outside the ordinary course of business;
(b) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Assets, or relating to the Assets and outside the ordinary course of business of DataStat; (c) any sale, transfer or other disposition of the Assets to any party, except for payment of obligations incurred, and sale of products, in the ordinary course of business consistent with past practices; (d) any amendment or termination of any material contract or agreement relating to the Assets to which DataStat is a party or any termination or waiver of any other rights of value relating to the Assets; (e) any failure by DataStat to pay its accounts payable or other obligations relating to the Assets in the ordinary course of business; (f) any pledge of any of the Assets or any action or inaction which would subject the Assets to any lien, security interest, mortgage, pledge, claim, charge or other encumbrance of any kind; (g) the incurrence of any liability or obligation by DataStat related to the Assets, except for liabilities incurred in the ordinary course of business; (h) any actual or threatened termination or cancellation of, or modification or change in, any business relationship with any customer or customers of DataStat relating to the Assets or other agreement or arrangement involving or related to the Assets; (i) any other event or condition of any character which materially and adversely affects

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the Assets; or (r) any agreement, whether in writing or otherwise, to take any action described in this Section 2.7.

     2.8 Personal Property; Inventories. DataStat has good and marketable title to, and is in possession of or has control over, all of the personal property comprising the Assets, none of which is held under or subject to any pledge, lien, lease, encumbrance, conditional sales contract or other security arrangement.

     2.9 Patents, Trademarks, Etc. SCHEDULE 2.9 hereto contains an accurate and complete description of all domestic and foreign trademark registrations, copyright registrations and all applications therefor with respect to VStat (the "Registered Intellectual Property"), presently owned or held by DataStat or under which DataStat owns or holds any license, or in which DataStat owns or holds any direct or indirect interest. To the best knowledge of DataStat, no VStat products manufactured, distributed or sold by DataStat, nor any of DataStat's activities, conflict with, infringe or otherwise violate any patents, trademarks or copyrights, or any other rights, of any individual or entity. DataStat has the sole and exclusive right to use, has the right and power to sell, and has taken reasonable measures to maintain and protect the Intellectual Property (as defined herein); no claims have been asserted by any individual or entity with respect thereto or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and, to the best knowledge of DataStat, there is no valid basis for any such claim. DataStat is not using confidential information or trade secrets of any former employer of any past or present employees engaged in DataStat's business. The items described in SCHEDULE 2.9 and DataStat's other intellectual property relating to VStat (including, without limitation, trademarks, service marks, logos, trade names, assumed names, trade secrets, know-how, technology, inventions, processes, designs and copyrights) (collectively, "Intellectual Property") are adequate to conduct DataStat's business with respect to VStat as presently conducted. Upon consummation of the transactions contemplated hereby, SPSS will acquire good and marketable title to all of the Intellectual Property and the goodwill associated therewith, subject to the restrictions listed in
Section 1.1.

     2.10 Employees. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Property on behalf of DataStat have executed appropriate instruments of assignment, which are still in full force and effect, in favor of DataStat, as assignee, that have conveyed to DataStat full, effective and exclusive ownership of all intellectual property thereby arising. DataStat does not own or have any right, license or interest, whether as a licensee, licensor or otherwise, in any copyrights, patents, applications for copyrights or patents, trade secrets, inventions, processes and designs or in any trademarks, service marks, trade names, or applications for them related to VStat.

     2.11 Source Code. DataStat owns all rights, title and interest in and to the source code for VStat and has not distributed any copies of such source code to any third parties, and DataStat has not agreed to pay to any individual or entity any royalty, commission or other amount

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on account of sales of VStat. DataStat owns all rights, title and interest in and to all localizations and translations of manuals and other technical documentation.

     2.12 Contracts and Commitments.

         (a) Other than standard form customer contracts and verbal contracts, entered into in the ordinary course of business, each as set forth in SCHEDULE 2.12, DataStat is not a party to any agreements, contracts, guarantees, commitments, restrictions or instruments of any kind relating to the Assets ("Contracts"). True and correct copies of all key Contracts have been made available to SPSS at a reasonable time prior to Closing. All of the Contracts are valid and binding obligations of DataStat, enforceable in accordance with their respective terms to the extent permitted by applicable law, and are in full force and effect and DataStat is in compliance therewith. None of the Contracts has, or may to the best of DataStat's knowledge have, a material adverse effect on the Assets. No other party to any of the Contracts is in default or breach thereof. DataStat has not agreed with any customer or distributor to make any variation in any such contract which could have a material adverse effect on the Assets.

         (b) DataStat is not in default, and there is no basis for any valid claim of default, in any respect under any of the Contracts.

     2.13 Licenses and Royalties. DataStat is not a licensee under any license with respect to the Assets, including, without limitation, licenses with respect to source codes used or to be used in VStat, and does not have an obligation to pay royalties to any third party in connection therewith, and DataStat has not granted to any individual or entity any rights with respect to the source codes for VStat.

     2.14 Adequacy of Documentation. The Technical Documentation includes the source code, system documentation, statements or principles of operation, and schematics for VStat currently maintained or licensed by DataStat, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer familiar with the relevant compilers, tools and platform.

     2.15 Third-Party Components in Software Programs. VStat and the Technical Documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license, and, do not contain derivative works of any programming or materials not owned in their entirety by DataStat.

     2.16 Third-Party Interests or Marketing Rights in VStat Software Programs. All of DataStat's standard form customer contracts constitute only end-user agreements, each of which grants the end-user thereunder solely the non-exclusive right and license to use VStat and related user documentation, for internal purposes only. There are no contracts, agreements, licenses or other commitments or arrangements in effect with respect to the development, marketing, distribution, licensing, or promotion of VStat, the Technical Documentation, or DataStat's

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Intellectual Property with any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

     2.17 No Virus Warranties. DataStat represents and warrants that VStat, as delivered to SPSS, shall be free of any passwords, keys, security devices or trap doors, and any computer instructions (including, but not limited to, computer instructions commonly referred to as Trojan Horses, anomalies, worms, self-destruct mechanisms, or time/logic bombs) which are intended to interfere with or frustrate the use of the software products, any portion thereof, or other software or computer hardware, whether or not currently in effect with respect to any copy of DataStat's software products.

     2.18 Purchased Software; Physical Media. The software purchased as part of the Assets, other than that currently under development (the "Purchased Software"), will operate in accordance with the Technical Documentation. The Purchased Software and any licenses or other rights connected therewith, express or implied, will not infringe any other person's intellectual property rights and DataStat has full right and authority to sell and assign the Purchased Software, and the rights connected therewith to SPSS. Each copy of Purchased Software delivered by DataStat is and will be free from physical defects in the media that tangibly embodies the copy.

     2.19 Product Warranties and Liabilities. DataStat has not given or made any express or implied warranties to third parties with respect to any Assets licensed or sold or services performed by it related thereto, except for the limited warranties stated in DataStat's standard form customer contracts, in the forms attached to SCHEDULE 2.12, with modifications that, in the aggregate, would not have a material adverse effect on the Assets. DataStat does not have any knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against DataStat relating to the Assets whether or not fully covered by insurance, for liability on account of products liability or on account of any express or implied product warranty, except for warranty obligations and product returns in the ordinary course of business.

     2.20 Litigation and Administrative Proceedings. There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened against or affecting DataStat relating to the Assets or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. DataStat does not know or have reason to know of any basis for any such claim, action, suit, proceeding or investigation.

     2.21 Tax Matters. None of the Assets is subject to any lien or other encumbrance as a result of unpaid taxes and SPSS will not become liable for any taxes as a result of this purchase, relating solely to DataStat's ownership of the Assets or the consummation of the transaction contemplated hereunder. Notwithstanding the foregoing, DataStat makes no representation or warranty as to whether SPSS will become liable for any U.S. federal or state taxes as a result of the consummation of the transactions contemplated hereby (but not including any U.S. federal or state taxes imposed on DataStat for activities of DataStat prior to the Closing Date).


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     2.22 Licenses and Permits. DataStat has all governmental licenses and permits and other governmental authorizations and approvals required for the conduct of its businesses as presently conducted with respect to the Assets ("Permits").

     2.23 Relations With Suppliers and Customers. DataStat is not required to provide any bonding or other financial security arrangements in connection with any transaction with any customer or supplier with respect to the Assets. DataStat has not received any notice that any customer or supplier of DataStat will not do business with SPSS after the consummation of the transactions contemplated hereby.

     2.24 Interests in Competitors, Suppliers and Customers. No officer or director of DataStat or any entity controlled by or under common control with DataStat has any ownership interest in any competitor, supplier or customer of DataStat or any property used in the operation of the business of DataStat, as same may relate to the Assets.

     2.25 Brokers and Finders. DataStat has not employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     2.26 Title to Assets; No Liens. DataStat has good and marketable title to, and is in possession of or has control over, all of the Assets, free and clear of all liabilities, liens, security interests, mortgages, pledges, claims, judgments, exceptions, charges and encumbrances and obligations of every kind and nature. None of the Assets is held under any lease or conditional sales contract and all of the Assets are in good repair and operating condition, and all of the computer programming will operate in accordance with its documentation at all times and there are no defects or other conditions with respect thereto which would necessitate repairs, reconditioning or replacement thereof.

     2.27 Necessary Property. There exists no condition, restriction or reservation affecting the title to or utility of the Assets or the Assumed Liabilities which would prevent SPSS from occupying or utilizing the Assets or the Assumed Liabilities, or any part thereof, to the same full extent that DataStat might continue to do so if the sale and transfer contemplated hereby did not occur.

     2.28 Current Products. All of DataStat's software products and user documentation relating to the Assets and currently offered for license or maintained or supported by DataStat (collectively, "Current Products") are listed on SCHEDULE 2.28 hereto. All of the Current Products are included in the Assets and, effective upon consummation of the Closing, SPSS will obtain and hold the complete and exclusive right, title and interest in and to all of the Current Products.

     2.29 Year 2000 Compliance. VStat is designed to be used from, into and between the 20th and 21st centuries, including the years 1999 and 2000. VStat will accurately

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receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) during such time periods, and VStat will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data or leap year calculations.

     2.30 Full Disclosure. No representation or warranty to SPSS contained in this Agreement, and no statement contained in the disclosure schedules, any certificate, list or other writing furnished to SPSS pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SPSS

     As of the date hereof and as of the Closing Date, SPSS represents and warrants to DataStat as follows:

     3.1 Organization and Qualification. SPSS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     3.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by SPSS, and no other corporate proceedings on the part of SPSS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SPSS and constitutes legal, valid and binding agreement of SPSS.

     3.3 Consents and Approvals. There is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for SPSS to consummate the transactions contemplated hereby and fully perform its obligations hereunder, excluding, however, any authorization, consent, order, approval or filing which DataStat is required to obtain or give.

     3.4 Absence of Conflicts. The execution, delivery and performance by SPSS of this Agreement and the consummation by SPSS of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which SPSS is subject, (ii) violate any order, judgment or decree applicable to SPSS or (iii) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or By-Laws of SPSS or any agreement or other instrument to which SPSS is a party or by which SPSS is bound.

     3.5 Litigation and Administrative Proceedings. There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened against or affecting SPSS which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

     3.6 Brokers and Finders. SPSS has not employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.


                                   ARTICLE IV

                              COVENANTS OF DATASTAT

     DataStat covenants as follows:

     4.1 Tax Matters. DataStat will timely pay or satisfy all liabilities imposed on DataStat by any taxing authority under any tax statute that may be due by DataStat as a result of the sale of the Assets hereunder. SPSS shall be liable for any tax liability that may be imposed on SPSS solely as a result of SPSS's acquisition of the Assets hereunder; provided, however, that DataStat shall be liable for any taxes accruing or arising prior to the Closing Date and relating to the Assets.

     4.2 Post-Closing Access to Information. For a period of three (3) years after the Closing, DataStat shall not dispose of any books, records, documents or information relating in whole or part to the Assets or otherwise to the VStat business of DataStat without first giving notice to SPSS and permitting SPSS to copy, without cost, those portions of such books and records which relate to the Assets or otherwise to the VStat business as SPSS may select. During such three
(3)- year period, DataStat shall permit SPSS to examine and make copies, at SPSS's expense, of such books, records, documents or information for any reasonable purpose, including but not limited to any litigation commenced against SPSS or any affiliate of SPSS or the preparation of income or other tax returns or in connection with any administrative or regulatory proceedings or actions.

     4.3 Right of Endorsement. Upon the Closing and thereafter, SPSS shall have the right and authority to endorse, without recourse, the name of DataStat on any check or any other evidence of indebtedness received by SPSS and to which it is entitled on account of any receivable or other Asset transferred by DataStat pursuant hereto, and DataStat shall deliver to SPSS at the Closing documents sufficient to permit SPSS to deposit such checks or other evidences of indebtedness in bank accounts in the name of SPSS.

     4.4 Accounts Receivable. After the Closing, DataStat shall promptly remit to SPSS all the proceeds of any checks and other payments for accounts receivable belonging to SPSS under this Agreement and coming into the possession of DataStat. DataStat shall also ensure that payments received by DataStat on accounts receivables can be identified as for the account of SPSS or for the account of DataStat.

     4.5 Further Assurances. After the Closing, DataStat shall within a period of one (1) year, at the request of SPSS and without further cost or expense to SPSS, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

     4.6 Discontinuance of Use. Upon Closing, DataStat will discontinue use of the name "VerbaStat" and of the prefix "Verba" or any confusingly similar part of the name except for purposes of collecting unpaid accounts receivable related to the Assets.

     4.7 Consents. DataStat will use all reasonable efforts to obtain the express written consent of all third parties necessary to assign any Contracts included in the Assets. If any third party withholds consent or DataStat receives royalties or payments on account of such Contracts after Closing, DataStat will hold all such amounts in trust for SPSS and promptly pay same to SPSS. DataStat will indemnify and hold SPSS harmless from and against any loss suffered by SPSS as a result of DataStat's failure to obtain any necessary consent to the assignment of such Contracts.

     4.8 Non-Competition; Confidentiality.

         4.8.1 DataStat understands and agrees that the business of SPSS, among other things, concerns proprietary computer software programs and related documentation which will include, after the acquisition contemplated by this Agreement, the proprietary computer software programs and related documentation constituting a portion of the Assets. DataStat understands that in the course of its dealings with SPSS, SPSS and/or its subsidiaries or affiliates may provide DataStat with, or access to, its software (including, without limitation, source listings therefor), as well as confidential and/or proprietary prospect and customer lists, data, research, specifications, memoranda, files, records, plans, concepts, flow charts, drawings, designs, descriptions, formula tions, trade secrets and other confidential and/or proprietary information and property, including but not limited to, information regarding SPSS operations, businesses, affairs, management and market structure (all of the foregoing collectively referred to as the "Confidential Property"). Confidential Property shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosures; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Property, as shown by documents and other competent evidence in the receiving party's possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

         4.8.2 DataStat will regard and preserve as confidential and as trade secrets all of the Confidential Property. Except as may be required by law, any governmental agency or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), DataStat will not, directly or indirectly, communicate or divulge to, or use for the benefit of itself or any other person, firm, association or corporation, without the prior written consent of SPSS, any Confidential Property. The Confidential Property shall remain the sole and exclusive property of SPSS, and upon request by SPSS for any reason whatsoever, DataStat shall promptly return any and all Confidential Property in its possession or control to SPSS.

         4.8.3 DataStat shall have no right, title or interest of any kind or nature in any of the Confidential Property or any proceeds therefrom.

         4.8.4 DataStat hereby further covenants and agrees that during the Non-Compete Period (as hereinafter defined) DataStat will not directly or indirectly (whether through a partnership of which DataStat is a partner or through any other individual or entity in which DataStat has any interest, legal or equitable, or otherwise), engage in the software business being acquired by SPSS pursuant to this Agreement (limited to software for data entry, classification and coding of open-ended responses in the framework of the survey process (the "VStat Business")) as in existence or under development on the Closing Date, and directly or indirectly (whether through a partnership of which DataStat is a partner or through any other individual or entity in which DataStat has any interest, legal or equitable, or otherwise) solicit or otherwise be involved with any customers or clients of SPSS or of the VStat Business existing on the date of acquisition of the VStat Business by SPSS in any transactions which are in competition with the VStat Business at any time during the Non-Compete Period, or directly or indirectly (whether through a partnership of which DataStat is a partner or through any other individual or entity in which DataStat has any interest, legal or equitable, or otherwise), assist any person in the development, programming, servicing, maintenance, manufacture, sale, licensing, distribution or marketing (including, without limitation, giving away software) of statistical software and related products in competition with products of the VStat Business in the United States of America or any other country in which SPSS or any of its affiliates is doing business.

     As used herein, the term "Non-Compete Period" shall mean a period of two
(2) years after the Closing Date.

         4.8.5 During the Non-Compete Period, DataStat will not employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of SPSS.

     DataStat further agrees that the limitations set forth herein (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the VStat Business. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, DataStat agrees to the reduction of the territorial or time limitation to the area or period which such court shall have deemed reasonable. It is understood and agreed that the covenants made by DataStat herein relating to confidentiality shall survive the expiration or termination of this Agreement, and that the covenants made by DataStat herein relating to non-competition shall survive the Closing of this Agreement.

     4.9 Equitable Relief. DataStat understands that a breach by it of any provision of this Agreement may cause substantial injury to SPSS which may be irreparable and/or in amounts difficult or impossible to ascertain, and that in the event DataStat breaches any provision of this Agreement, SPSS shall have, in addition to all other remedies available in the event of a breach of this Agreement, the right to injunctive or other equitable relief. Further, DataStat acknowledges and agrees that the restrictions and commitments set forth in this Agreement are necessary to protect the legitimate interests of SPSS and are reasonable in scope, area and time, and that if, despite this acknowledgment and agreement, at the time of the enforcement of any provision of this Agreement a court of competent jurisdiction shall hold that the period or scope of such provision is unreasonable under the circumstances then existing, the maximum reasonable period or scope under such circumstances shall be substituted for the period or scope stated in such provision.

     4.10 Verbal Agreements. After Closing, DataStat shall assist SPSS in obtaining written contracts between SPSS and those customers referenced in
Schedule 2.12 as to which verbal agreements exist.

                                    ARTICLE V

                                COVENANTS OF SPSS

     SPSS covenants as follows:

     5.1 Retention of Records. After the Closing, SPSS will retain all of DataStat's books and records relating to the Assets which come into SPSS's possession in accordance with SPSS's policies for retention of its own books and records. SPSS will provide DataStat access to such books and records concerning periods prior to the Closing in SPSS' possession upon reasonable notice, during SPSS's regular business hours and at reasonable intervals.

     5.2 Further Assurances. After the Closing, SPSS shall from time to time, at the request of DataStat and without further cost or expense to DataStat, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

                                   ARTICLE VI

                                MUTUAL COVENANTS

     Each of the parties hereto covenants as follows:

     6.1 Confidentiality. Except as otherwise required by law or judicial or administrative proceedings, and except for public announcements which, based on the advice of counsel, are required by law, each of the parties agrees not to
(i) disclose any proprietary or confidential information of any other party, or the terms of this Agreement (collectively, the "Confidential Information"), to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such Confidential Information in order to consummate the transactions contemplated hereby) or (ii) use any Confidential Information for any purpose other than consummating the transactions contemplated hereby and, with respect to SPSS, utilizing the Assets and discharging the Assumed Liabilities after the Closing.

     6.2 Cooperation. The parties agree to cooperate for all other reasonable purposes after the Closing, including with respect to any audit by any taxing authority of any of the income tax or other tax returns of DataStat.


                                   ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF DATASTAT

     The obligation of DataStat to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

     7.1 Representations and Warranties. The representations and warranties of SPSS shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

     7.2 Performance. SPSS shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it on or before the Closing Date (including, without limitation, the closing deliveries required by Article IX hereof).

     7.3 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions shall have been made or obtained and all applicable waiting periods shall have expired or been terminated.

     7.4 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental body in effect which restricts or prohibits the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                        CONDITIONS TO OBLIGATIONS OF SPSS

     The obligation of SPSS to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

     8.1 Representations and Warranties. The representations and warranties of DataStat shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

     8.2 Performance. DataStat shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it on or before the Closing Date (including, without limitation, the closing deliveries required by Article IX hereof).

     8.3 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by, and the performance by DataStat of its obliga-tions under, this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated, in each case upon terms and conditions reasonably satisfactory to SPSS.

     8.4 No Litigation. No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by DataStat of its obligations under, this Agreement or which seeks other relief with respect to any of such transactions or which could reasonably be expected to have a materially adverse effect on the VStat business of DataStat. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

     8.5 Legal Opinion. SPSS shall have received the written opinion, dated the Closing Date, of counsel to DataStat, substantially in the form attached hereto as Exhibit A.

     8.6 Due Diligence Investigation. SPSS shall have completed a due diligence investigation of the VStat business of DataStat, the results of which shall have been satisfactory to SPSS in its sole discretion.

     8.7 Good Standing Certificates. DataStat shall cause to be delivered to SPSS on December 24, 1999 evidence of the corporate existence and good standing of DataStat.

     8.8 Lien Terminations. If applicable, DataStat shall deliver to SPSS termination statements or releases executed by a duly authorized representative of each of any creditor which has a lien or encumbrance on any of the Assets, in good form for filing, terminating or releasing all liens and encumbrances on the Assets.

     8.9 Delivery. At the Closing, the documents referenced in Article IX shall be delivered to SPSS.

                                   ARTICLE IX

                               CLOSING DELIVERIES

     The following deliveries shall be made at the Closing:

     9.1 Legal Opinion. DataStat shall cause to be delivered the written legal opinion referred to in Section 8.5 hereof.

     9.2 Consents. DataStat shall deliver to SPSS all consents and approvals required in connection with the performance by DataStat of its obligations under this Agreement and the consummation by DataStat of the transactions contemplated hereby and thereby.

     9.3 Closing Certificates. DataStat shall deliver, or cause to be delivered, to SPSS such closing certificates and documents as SPSS and its counsel shall reasonably request.

     9.4 Instruments of Transfer. DataStat shall deliver the following bills of sale and other instruments of conveyance, evidencing the transfer and assignment of the Assets, in a form reasonably satisfactory to SPSS and its counsel:

     (a) Bills of sale for all tangible personal property included in the Assets;

     (b) All certificates, and other material permits, licenses, approvals or authorizations relating to VStat issued by any governmental authority that are assignable; all Assets comprising intangible property; and all Contracts included in the Assets that are assignable;

     (c) Landlord consents, if any, required from landlords and/or sublandlords with respect to the assignments referred to in subparagraph (b) above;

     (d) Documents satisfactory to assign copyrights and trademarks relating to VStat owned by DataStat to SPSS, such documents to be in recordable form;

     (e) Such other instruments of conveyance, transfer and assignment as may be reasonably required to vest in SPSS all of DataStat's right, title and interest in and to the Assets.

     9.5 Charter; Good Standing Certificates. DataStat shall cause to be delivered to SPSS DataStat's Certificates of Incorporation, as amended to the Closing Date, certified by the proper Luxembourg authorities and evidence of good standing as set forth in Section 8.8 hereof.

     9.6 Further Assurances. Each party shall deliver, or cause to be delivered, all other documents required to be delivered at the Closing by the other party, including without limitation the documents listed as the responsibility of such party pursuant to the closing memorandum prepared in connection with the closing of the transactions contemplated by this Agreement, and shall take all other actions which the other parties may reasonably determine necessary or appropriate in order to consummate fully the transactions contemplated hereby.


                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

     10.1 Survival of Representations and Warranties; Covenants. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the Closing for a period of two (2) years, regardless of any investigation made by or on behalf of any party, except for the representations and warranties contained in Section 2.27, which shall survive indefinitely, and the representations and warranties contained in Sections 2.10, 2.12, 2.23 and 2.24, or a representation or warranty which shall prove to be untrue due to the fraud of DataStat, which in each case shall survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof. All covenants contained herein shall survive until performed fully.

     10.2 Indemnification by DataStat. (a) DataStat agrees to indemnify and hold SPSS and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "Representatives") harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and attorneys' fees and expenses) (individually, a "Loss," and collectively, "Losses") arising out of or relating to (i) any breach of any representation or warranty set forth herein or in any related schedule, or set forth in any closing certificate or other document entered into or delivered in connection with this Agreement; (ii) any failure of title to, or any liabilities, liens, security interests, mortgages, pledges, claims, judgments, exceptions, reservations, charges, encumbrances or obligations on or with respect to any of the Assets; (iii) any breach of any covenant or obligation of DataStat contained in this Agreement, or set forth in any closing certificate or other document entered into or delivered in connection with this Agreement; (iv) any liabilities under any applicable bulk sales or transfer law;

(v) any tax liability as a result of the acquisition of Assets and related transactions hereunder; (vii) any fraudulent representation or intentional misrepresentation on the part of DataStat; (viii) any failure to disclose under this Agreement any material fact concerning DataStat known to DataStat; (vii) any intentional or fraudulent breach by DataStat of any warranty, representation, agreement, covenant or obligation made under this Agreement;
(ix) any material misrepresentation contained in, or material omission from, any provisions of this Agreement or instruments furnished or to be furnished hereunder; (x) any suit, action or investigation pending or threatened against or affecting the Assets; (xi) any claim or cause of action by any minority shareholder or employee of DataStat arising out of or related to any act or omission of DataStat prior to the Closing or the transactions contemplated hereby; and (xii) any tax liability or obligation asserted against SPSS and arising out of or related to tax periods ending on or prior to the Closing Date or DataStat's actions or omissions.

     (b) Without limitation as to indemnification set forth in subparagraph (a) hereof, DataStat agrees to defend, indemnify and hold SPSS and its affiliates and the Representatives harmless from and against any and all claims and causes of action by any third party, known or unknown, that arise out of or are related to an actual or alleged infringement of any other person's intellectual property rights by DataStat's software products or documentation, the Intellectual Property or any action or omission by DataStat. SPSS shall cooperate in such defense, at DataStat's sole cost and expense.

     10.3 Undisclosed Liabilities. In the case of any undisclosed liability of the DataStat, as described in Section 2.6 of this Agreement, that liability, including any and all costs or expenses related thereto, is not assumed by SPSS (although SPSS may treat such liability as a claim under Section 10.2 hereof, if a claim with respect to such liability is also made against SPSS) and shall not be paid by SPSS, unless SPSS is required under applicable law, or a court order or decree, to make a payment in respect of such undisclosed liability. SPSS shall give prompt written notice to DataStat of any such undisclosed liability, when and to the extent it has actual knowledge of that liability, and DataStat shall be solely responsible for the satisfaction of the liability.

     10.4 Indemnification Procedure. (a) An indemnified party under Section 10.2 of this Agreement shall give prompt written notice to DataStat (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought, and DataStat, through counsel reasonably satisfactory to the indemnified party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense; and provided, further, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of DataStat, if, under applicable canons of ethics, joint representation of DataStat and SPSS presents a conflict of interest. In any event, if DataStat fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for hereunder. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of DataStat without the prior written consent of DataStat (which shall not be unreasonably withheld); provided, however, that SPSS may settle any claim or cause of action without DataStat's consent, but in such case DataStat shall not be required to reimburse SPSS for its Losses. Notwithstanding anything in this
Section 10.4 to the contrary, DataStat shall not, without the prior written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. DataStat shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for hereunder.

     10.5 Indemnification by SPSS. SPSS agrees to indemnify and hold DataStat and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing harmless from and against any and all Losses relating to (i) any and all of the Assumed Liabilities, except to the extent that the Losses relate to a period prior to the Closing Date; (ii) any breach of any representation or warranty of SPSS set forth in Article III hereof or any related schedule, or set forth in any closing certificate or other document entered into or delivered by SPSS in connection with this Agreement;
(iii) any breach of any covenant or obligation of SPSS contained in this Agreement or in any other closing document; (iv) any fraudulent representation or intentional misrepresentation on the part of SPSS; (v) any intentional or fraudulent breach by SPSS, of any warranty, representation, agreement, covenant or obligation made under this Agreement; (vi) any material misrepresentation contained in, or material omission from, any provisions of this Agreement or instruments furnished or to be furnished hereunder; and (vii) any liability or obligation arising out of or related to the Assumed Liabilities after the Closing Date or the use of the Assets after the Closing Date, unless the claim or cause of action with respect thereto arises out of or is related to actions or omissions of DataStat prior to the Closing Date.

     10.6 Indemnification Procedure. (a) An indemnified party under Section 10.5 of this Agreement shall give prompt written notice to SPSS (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought, and SPSS, through counsel reasonably satisfactory to the indemnified party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense. In any event, if SPSS fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in Section 10.5. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of SPSS without the prior written consent of SPSS (which shall not be unreasonably withheld). Notwithstanding anything in this Section 10.6 to the contrary, SPSS shall not, without the prior written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. SPSS shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for in
Section 10.5.

     10.7 Offset Against Unpaid Amounts. Without limiting such other rights as SPSS may have and subject to the survival period of the representation and warranties contained in Section 10.1, if, prior to the time that any payment of the Purchase Price is to be delivered, SPSS has learned of a breach of any representation, warranty, covenant or agreement of DataStat contained in this Agreement, SPSS in its sole discretion may by written notice deduct from the amount of such payment otherwise owed an amount equal to the aggregate of (a) the amount necessary to cure or make it whole for such breach or (b) the amount of losses, damages and expenses incurred or demonstrably in prospect of being incurred in connection with or caused by such breach.


                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the parties.

     11.2 Waiver of Compliance. Any failure of DataStat, on the one hand, or SPSS, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate parties.

     11.3 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the parties hereto agree that all fees and expenses incurred by DataStat, on the one hand, and SPSS, on the other, in connection with this Agreement, and the transactions and other actions contemplated thereby or taken in connection therewith, shall be borne by DataStat, and by SPSS, respectively, including, without limitation, all fees of counsel and accountants.

     11.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile transmission (receipt confirmed), one day after being sent by recognized overnight courier or delivery service, freight prepaid, or five days after being mailed, certified or registered mail, postage prepaid, return receipt requested:

                    (a)  If to DataStat to:

                                  DataStat, S.A.
                                  Rate d'Arlon 81
                                  8083 Capellen
                                  Luxembourg
                                  Attention: Nicolas Poncelet
                                  Telephone: +32-75-41-04-31
                                  Facsimile: +32-27-36-65-49

                                  with a copy to:

                                  Nauta Dutilh
                                  Chaussee de la Hulpe, 177/6
                                  1170 Brussels
                                  Belgium
                                  Attention: Mr. Benoit Strowel
                                  Telephone: +32-2-673-00-07
                                  Facsimile: +32-2-672-28-54

or to such other person or address as DataStat shall furnish to SPSS in writing by notice given in the manner set forth in (a) above.

                    (b)  If to SPSS, to:

                                  SPSS Inc.
                                  233 South Wacker Drive
                                  11th Floor
                                  Chicago, Illinois  60606
                                  Attention:  Mr. Edward Hamburg
                                  Telephone:  (312) 329-3528
                                  Facsimile:  (312) 329-3558

                                  with a copy to:

                                  Ross & Hardies
                                  150 North Michigan Avenue, Suite 2500
                                  Chicago, Illinois 60601
                                  Attention: Lawrence R. Samuels, Esq.
                                  Telephone: (312) 558-1000
                                  Facsimile: (312) 750-8600
or to such other person or address as SPSS shall furnish to DataStat in writing by notice given in the manner set forth above.

     11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that the parties may assign their rights and obligations under this Agreement to any other entity wholly owned by them. If such assignment shall be made, the assignee shall be entitled to all of the rights and shall assume all of the obligations of either respective party hereunder, provided, that the assignor shall remain liable for and guarantee the performance of such entity's obligations under this Agreement.

     11.6 Publicity. Neither DataStat nor SPSS shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the trans actions contemplated hereby for dissemination to the general public, without the prior written consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law, the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

     11.7 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.8 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine. The parties hereto expressly submit themselves to the non-exclusive jurisdictions of the State and Federal Courts of Illinois for the resolution of any disputes which may arise under or with respect to compliance with this Agreement.

     11.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.11 Third Parties. Nothing herein shall be construed to confer upon or give to any party other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     11.12 Employment Agreement. SPSS and Serge Luyens shall enter into an employment agreement in a mutually acceptable form no later than January 1, 2000.

     11.13 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first written above.


                              SPSS INC., a Delaware corporation



                              By:_______________________________________________
                                   Name:   Edward Hamburg
                                   Title:  Executive Vice President, Corporate
                                           Operations, Chief Financial Officer
                                           and Secretary




                              DATASTAT, S.A., a corporation organized
                              under the laws of Luxembourg


                              By:_______________________________________________
                                   Name:  Nicolas Poncelet
                                   Title: Director and President of Board



                              By:_______________________________________________
                                   Name: Christophe Poncelet
                                   Title: Director